Filed Pursuant to Rule 424(b)(3)

Registration No. 333-147568

PROSPECTUS SUPPLEMENT

DATED February 27, 2008

(To Prospectus dated January 11, 2008 filed on January 23, 2008)

LUCAS ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1311	98-0417780
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

3000 Richmond Avenue, Suite 400

Houston, TX 77040

(713) 528 - 1881

(Address and telephone number of principal executive offices)

As of February 4, 2008:

10,211,156 Shares of Common Stock Outstanding

This Prospectus Supplement, together with the Prospectus listed above, is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced shares.

This Prospectus Supplement supplements our prospectus dated January 11, 2008, as filed with the United States Security Exchange Commission on January 23, 2008, with the following changes:

1.

Updates the tables under the heading “Selling Stockholders” and related footnotes to reflect a reverse split of all Company securities of 4:1 on February 4, 2008.

The attached information modifies and supersedes, in part, the information in the prospectus.  Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospected except as modified or superseded by this Prospectus Supplement.

			Number of Registered Shares Beneficially Owned and Percent of Total Issued and Outstanding if All Shares Registered are Sold(1)

Selling Stockholder	Common Shares Beneficially Owned Prior to Offering (1)	# of Common Shares to be Registered and Offered Pursuant to this Prospectus	# of Shares	% of Class

Gretchen Lott	32,474	32,474	32,474	0.30%
Dale Konrad	27,061	27,061	27,061	0.25%
Ken Miller	27,061	27,061	27,061	0.25%
Brian Fraser	13,531	13,531	13,531	0.13%
Tim Murphy	10,825	10,825	10,825	0.10%
Ty Dureakas	27,061	27,061	27,061	0.25%
Robert Trabert	32,474	32,474	32,474	0.30%

Total	170,487	170,487	170,487	1.58%

(1)  All numbers reflect the post-reverse split of 4:1 on February 4, 2008

			Number of Registered Warrant Shares Beneficially Owned and Percent of Total Issued and Outstanding if All Shares Registered are Sold(1)

Selling Stockholder	Warrant Shares Beneficially Owned Prior to Offering(1)	# of Warrant Shares to be Registered and Offered Pursuant to this Prospectus	# of Shares	% of Class

Westminster Securities Corporation 100 Wall Street, 7th Floor New York, New York 10005	21,285	21,285	21,285	0.20%
Erik Warren 24 Adela Court Yorktown Heights, New York 10598	5,000	5,000	5,000	0.05%
Todd Rowley 276 5th Avenue Brooklyn, New York 11215	11,000	11,000	11,000	0.10%
Cody Corrubia 100 Wall Street, 7th Floor New York, New York 10005	23,529	23,529	23,529	0.22%
Viewpoint Securities 322 8th Street, Suite 105 Del Mar, California 92014	24,153	24,153	24,153	0.22%
Roger Levine 3954 Los Arabis Drive Lafayette, California 94549	12,500	12,500	12,500	0.12%
Paul DiFrancesco 888 Prospect Street, Suite 210 La Jolla, California 92037	82,331	82,331	82,331	0.76%
Yaman Sencan	7,609	7,609	7,609	0.08%
JMP Securities, LLC. 600 Montgomery Street, Suite 1100 San Francisco, CA 94111 Attn: Stephanie Shum	53,846	53,846	53,846	0.50%
Paul Brahe 3 Harbour Drive, Suite 204 Sausalito, California 94965	6,250	6,250	6,250	0.06%

Total	247,503	247,503	247,503	2.28%

(1)  All numbers reflect the post-reverse split of 4:1 on February 4, 2008

					Number of Registered Shares Beneficially Owned and Percent of Total Issued and Outstanding if All Shares Registered are Sold(2)
Selling Stockholder	Common Shares Beneficially Owned Prior to Offering (1)	# of Common Shares to be Registered and Offered Pursuant to this Prospectus	Warrant Shares Beneficially Owned Prior to Offering	# of Warrant Shares to be Registered and Offered Pursuant to this Prospectus	# of Shares	% of Class

Del Rey Management, LP 877 W. Main St., #600, Boise, ID 83702	32,609	5,901	32,609	5,901	11,802	0.109%
Whalehaven Capital Fund Ltd. 160 Summit Ave. Montvale, NJ 07645	130,435	23,604	130,435	23,604	47,208	0.436%
AGB Partners Retirement Trust 877 W. Main St., #600, Boise, ID 83702	10,870	1,967	10,870	1,967	3,934	0.036%
Jeffrey Hook 1075 Elizabeth St., Lafayette, CA 94549	16,305	2,951	16,305	2,951	5,902	0.055%
Crescent International Ltd. c/o Cantara SA 84 Av. Louis-Casai, CH-1216 Cointrin/Geneva, Switzerland	65,000	11,763	65,000	11,763	23,526	0.217%
Mark Baldus 8870 Raejean Ave, San Diego, CA 92123	5,435	984	5,435	984	1,968	0.018%
Decision Capital Management, LLC 888 Prospect Street, Ste 210, La Jolla, Ca 92037	108,696	19,670	108,696	19,670	39,340	0.364%
Vision Opportunity Master Fund, Ltd. 20 W. 55th St, 5th Floor, New York, NY 10019	434,783	78,678	434,783	78,678	157,356	1.455%

David Brewster and Associates 4890 Riverbend Road, Boulder, CO 80301	6,250	1,131	6,250	1,131	2.262	0.021%
Fidelity Investments, Trustee f/b/o David Brewster ROTH Account 679138649 4890 Riverbend Road, Boulder, CO 80301	6,305	1,141	6,305	1,141	2,282	0.021%
Heidi Metsch 12 S. Bayard Lane, Mahwah, NJ 07430	5,435	984	5,435	984	1,968	0.018%
Brad Hallock 1800 Alma Ave, #405, Walnut Creek, CA 94596	5,435	984	5,435	984	1,968	0.018%
Richard Stenstadvold 6881 Waipouli Rd., Kapaa, HI 96746	5,435	984	5,435	984	1,968	0.018%
Porter Partners, LP 300 Drake's Landing Rd., # 175, Greenbrae, CA 94901	92,392	16,719	92,392	16,719	33,438	0.309%
EDJ Limited Correspondence to: 300 Drake's Landing Rd., # 175, Greenbrae, CA 94901	16,305	2,951	16,305	2,951	5,902	0.055%
Guild for Structural Integration, Inc. 6881 Waipouli Rd., Kapaa, HI 96746	5,435	984	5,435	984	1,968	0.018%
Julio C. Campos & Sandra D. Sande Family Trust Dtd 8/25/06 830 Crater Oak Drive, Calabasas, CA 91320	5,435	984	5,435	984	1,968	0.018%

Coronado Capital Partners, LP 20555 N. Pima Road, # 100, Scottsdate, AZ 85255	43,479	7,868	43,479	7,868	15,736	0.145%
SEI Private Trust	86,957	15,736	86,957	15,736	31,472	0.291%
John Marsala 215 E 68th Street, Apt 18T, New York, NY 10021	5,435	984	5,435	984	1,968	0.018%
Stephen and Anne Oakley 1750 30th St. # 325, Boulder, CO 80301	6,250	1,134	6,250	1,134	2,268	0.021%
Marie Baier Foundation 29350 Pacific Coast Hwy #2A, Malibu, CA 90265	86,957	15,736	86,957	15,736	31,472	0.291%
Fred Hindler Revocable Trust 13900 Old Harbor Lane, Apt 103, Marina Del Rey, CA 90292	5,435	984	5,435	984	1,968	0.018%
Natalie Merdinger 30 W. 63rd Street, Apt 24p, New York, NY 10023	5,435	984	5,435	984	1,968	0.018%
Richard Cohen P.O. Box 655, North Hampton, NH 03862	5,435	984	5,435	984	1,968	0.018%
Harbour Holdings Limited c/o Skylands Capital 1200 N. Mayfair Road, Suite 250 Milwaukee, WI 53226	105,300	19,055	105,300	19,055	38,110	0.352%
Skylands Special Investment LLC c/o Skylands Capital 1200 N. Mayfair Road, Suite 250 Milwaukee, WI 53226	46,750	8,460	46,750	8,460	16,920	0.156%

Skylands Quest, LLC c/o Skylands Capital 1200 N. Mayfair Road, Suite 250 Milwaukee, WI 53226	15,400	2,787	15,400	2,787	5,574	0.052%
Skylands Special Investment II LLC c/o Skylands Capital 1200 N. Mayfair Road, Suite 250 Milwaukee, WI 53226	7,550	1,367	7,550	1,367	2,734	0.025%
Bolton Family Trust 9/13/05 2260 Forest View Ave, Hillsborough, CA 94010	18,750	3,393	18,750	3,393	6,786	0.063%
Whitebox Intermarket Partners, LP	175,000	31,668	175,000	31,668	63,336	0.586%
Investcorp Interlachen Multi-Strategy Master Fund Limited c/o Interlachen Capital Group, LP 800 Nicollet Mall, Suite 2500, Minneapolis, MN 55402	218,750	39,585	218,750	39,585	79,170	0.732%
Harvey and Susan Ruderian 3215 Rambla Pacifico Malibu, CA 90265	5,435	984	5,435	984	1,968	0.018%
John P.O'Shea c/o Westminster Securities 100 Wall Street, 7th Floor, New York, NY 10005	10,870	1,967	10,870	1,967	3,934	0.036%
Maria Elena Pena 954 Valley, San Francisco, CA 94131	5,435	984	5,435	984	1,968	0.018%
Lionhart Global Appreciation Master Fund SPC Limited Merrill Lynch, Pierce, Fenner and Smith, Inc 2 King Edwards Street, London, EC1A 1HQ	108,696	19,670	108,696	19,670	39,340	0.364%

Phoenix Capital Opportunity Fund, LP 1630 Ringling Blvd., Sarasota, FL 34236	189,566	34,304	189,566	34,304	68,608	0.634%
Chestnut Ridge Partners, LP 50 Tice Blvd. , Woodcliff Lake, NJ 05677	130,435	23,604	130,435	23,604	47,208	0.436%
Whalehaven Capital Fund Limited 160 Summit Ave. Montvale, NJ 07645	65,218	11,802	65,218	11,802	23,604	0.218%
Litmus Capital Partners, LP 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	5,683	1,029	5,683	1,029	2,058	0.019%
Litmus Capital Partners (QP), LP 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	17,618	3,188	17,618	3,188	6,376	0.059%
Litmus Capital Fund, Limited c/o Litmus Capital Management 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	34,907	6,317	34,907	6,317	12,634	0.117%
Blackwell Partners, LLC c/o Litmus Capital Management 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	95,897	17,354	95,897	17,354	34,708	0.321%
Blackwell Partners, LLC c/o Litmus Capital Management 1325 Avenue of the Americas, 28th Fl., New York, NY 10019	95,897	17,354	95,897	17,354	34,708	0.321%
Mark Deutsch 823 Jefferson Street, Woodmere, NY 11598	5,435	984	5,435	984	1,968	0.018%

Alpha Capital Austault 150 Central Park South, Second Floor, New York, NY 10019	65,218	11,802	65,218	11,802	23,604	0.218%
Antoine De Sejournet c/o Westminster Securities 100 Wall Street, 7th Floor, New York, NY 10005	10,870	1,967	10,870	1,967	3,934	0.036%
Investcorp Interlachen Multi-Strategy Master Fund Limited c/o Interlachen Capital Group, LP 800 Nicollet Mall, Suite 2500, Minneapolis, MN 55402	65,218	11,802	65,218	11,802	23,604	0.218%
JMP Securities, LLC. 600 Montgomery Street, Suite 1100 San Francisco, CA 94111 Attn: Stephanie Shum	55,218	9,992	55,218	9,992	19,984	0.185%
David & Pamela Fullerton 333 Ramona Ave. Piedmont, CA 94611	6,250	1,131	6,250	1,131	2,262	0.021%
David & Pamela Fullerton 333 Ramona Ave. Piedmont, CA 94611	3,750	679	3,750	679	1,358	0.013%

Total	2,763,059	500,019	2,763,059	500,019	1,000,038	9.1%

(1)  All numbers reflect the post-reverse split of 4:1 on February 4, 2008